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Exhibit 21


                            NPC International, Inc.
                             List of Subsidiaries


NPC Management, Inc.
NPC Restaurant Holdings, Inc.
NPC Restaurants LP
National Catering Company

Seattle Restaurant Equipment Company, Inc.